Exhibit 10.8

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”) is made and entered into as of August 1, 2023, by and between PIE Operating, LLC, a Texas limited liability company (individually and, collectively with its Affiliates, “PIE”), and Empire Petroleum Corporation, a Delaware corporation (individually and, collectively with its Affiliates, “Empire”). Each of PIE and Empire a “Party” and collectively, “Parties”.

R E C I T A L S

A.       PIE has and will continue to make available to Empire certain services, and Empire will make available to PIE certain services.

B.       Empire and PIE desire to obtain certain services from one another for the purpose of retaining the benefit of operational efficiencies created by the sharing of such services.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1       “Administrative Services” shall mean providing postage and mailing, printer toner/ink for printing, office supplies and overhead necessities for technical staff, including ink and paper for large plotting and mapping, well logs, legal documents, leases, etc.

1.2       “Building & Insurance Services” shall mean providing physical office space in or near PIE’s office in The Woodlands, Texas as agreed to by the Parties (including Suite 400 meeting room, but specifically excluding common areas), and any insurance acquired in connection with such space or in connection with the use(s) thereof.

1.3       “Provider” shall mean the Party under this Agreement providing Services to the other Party.

1.4       “Recipient” shall mean the Party under this Agreement receiving Services from the other Party.

1.5       “Services” shall mean all services provided pursuant to this Agreement, individually and collectively.

1.6       “Support Services” shall mean providing office administration support and infield services, including geotechnical support services, engineering and technical support services, land, legal and regulatory support services and filing services, and operations support (e.g., drilling, completion, workover, facilities for well site, etc.,).

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1.7      “Technology & Software Services” shall mean providing all technical team software (e.g., .ihs Kingdom, PETRA, ARC GIS, Enverus, etc.) and necessary hardware and equipment support, including Neuralog (well log printing and scanning), Office Plotter, Ericom Blaze (Server Connectivity), internet Access and offsite storage, cloud based storage and remote star link rentals, and telecommunications (VOIP for land line ethernet services).

2.	PROVISION OF SERVICES

2.1       Scheduled Services. Subject to Article 7 hereof, PIE will provide the Administrative Services, the Building & Insurance Services, the Technology & Software Services to Empire and each Provider shall provide such Support Services that an authorized representative of Recipient may reasonably request from time to time, commencing with the date hereof and continuing until terminated in accordance with Section 7 hereof.

2.2       Consent of Third Parties. Provider’s obligation to deliver any Service described in this Agreement is conditional upon Provider obtaining the consent, where necessary, of any relevant third-party, provided, however, that if such consent cannot be obtained, the Parties shall use their respective commercially reasonable efforts to arrange for alternative methods of delivering such Service.

3.	PRICING, BILLING, AND PAYMENT

3.1       Fees. All Services will be charged to and payable by Recipient in accordance with Exhibit A attached hereto.

3.2       Payment. Charges for Services shall be billed monthly by Provider and shall be payable by Recipient no later than 30 days after receipt of each such monthly invoice. If Recipient fails to pay invoice undisputed invoice (or that portion of an invoice that is not disputed in good faith) within 90 days of issuance, than Provider may charge the lesser of 12% annual interest rate with any unpaid portion compounding monthly or the maximum allowable legal interest rate.

3.3       Right to Audit. Recipient, or its designated representative, shall have the right to inspect and audit Provider’s books, records, and all associated documents in connection with the Services provided under this Agreement. Provider agrees to maintain such books, records and associated documents for a period of two years from the end of the calendar year in which such costs were invoiced and to make such books, records, and associated documents reasonably available to Recipient during business hours or as otherwise agreed.

4.	WARRANTY, LIABILITY, INDEMNITY AND INSURANCE

4.1       Standard of Service. Provider shall provide Services in accordance with customary industry practices and applicable law. Except to the extent set forth in the preceding sentence, Provider makes no warranty, express or implied, with respect to the Services to be provided hereunder.

4.2       Limitation of Liability. The maximum liability of Provider to, and the sole remedy of, Recipient for breach of this Agreement or otherwise with respect to Services is a refund of the price paid for the particular Service or, at the option of Recipient, a redelivery (or delivery) of the

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Service, unless the breach arises out of Provider’s gross negligence, willful misconduct, or breach of contract with a third-party in connection with providing the Services hereunder. In no event shall either Party be liable to the other for any consequential, punitive, or special damages arising out of this Agreement, whether resulting from negligence or otherwise. Nothing in this Section 4.2 shall be understood to limit either Party’s rights or obligations respect to indemnity or insurance in connection with any third-party claim or a Party’s right to plead and/or seek contribution or reimbursement in connection with a third-party claim.

4.3       Indemnity. Except in the cases of claims that are subject to the Louisiana Oilfield Anti-Indemnity Act, and the determination that such law applies to this Agreement, Recipient agrees to indemnify and hold Provider harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Recipient’s performance, purported performance or nonperformance of this Agreement (including those arising from or related to the sole, joint, or concurrent negligence of Provider), provided, however, that Recipient will not have any obligation to indemnify Provider to the extent that such third-party claim directly arises out of or results from Provider’s gross negligence, willful misconduct, or breach of contract with such third-party in connection with providing the Services hereunder.

4.4       Insurance.

(a)       Without regard to Sections 4.2 or 4.3, each Party shall secure and maintain, and shall require their respective subcontractors to secure and maintain, during the term of this Agreement, insurance coverage with sufficient limits, coverage, and endorsements to cover the Party’s liability hereunder, including any claim from such Party’s employee, contractors, subcontractors and/or any third-party. Each Party and their subcontractors shall keep such policies in effect for at least three years following the termination of this Agreement.

(b)       Except in the cases of claims that are subject to the Louisiana Oilfield Anti-Indemnity Act, and the determination that such law applies to this Agreement, all liability coverage carried by a Party and any subcontractor shall extend to and protect the indemnitee to the fullest extent and amount of such coverage, including, but not limited to, excess or umbrella insurance policies, and shall be primary to, and receive no contribution from, any other insurance or self-insurance programs maintained by or on behalf of or benefiting the indemnitee. The limits and coverages of the insurance obtained by the Party or any subcontractor, except as otherwise provided herein and to the extent prohibited or required by law, shall in no way limit the liabilities or obligations assumed by any Party or their respective subcontractors. All of a Party’s and each subcontractor’s liability insurance policies, including excess or umbrella policies, shall name the applicable indemnitees as an additional insured and contain a waiver on the part of the insurer of all rights against the applicable indemnitees, including, but not limited to, a waiver of subrogation.

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5.	FORCE MAJEURE

Provider shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation (including pandemic/public health related operational restrictions), energy shortage, or other occurrence beyond the reasonable control of Provider should have happened and made it impossible for Provider to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that Provider resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated. In case of any such suspension, the Parties shall use their commercially reasonable efforts to overcome the cause and effect of such suspension, but in no event shall either Party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion. The provisions of this Section 5 will not excuse any failure to pay, or delay the time for payment of, any sum of money owing pursuant to this Agreement.

6.	Confidentiality

Each Party acknowledges that the other Party possesses, and will continue to possess, information that has been created, discovered or developed by such other Party and/or in which property rights have been assigned or otherwise conveyed to such other Party, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns. Each Party shall use the same degree of care that it normally uses to protect its own confidential or proprietary information to prevent the disclosure to third parties of the confidential or proprietary information of the other Party. Neither Party shall make any use of the confidential or proprietary information of the other Party, except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section 6 shall not apply to any information that a Party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such Party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving Party. This provision shall survive termination of the Agreement or any Service under Section 7.

7.	TERMINATION

7.1       Master Agreement. This is a master agreement and shall be construed as a separate and independent agreement for each and every group of Services individually defined in Section 1 of this Agreement. The Partis may from time-to-time add additional Services not identified in Section 1 of this Agreement by a written and signed addendum to this Agreement. Any termination of this Agreement with respect to any such group of Services shall not terminate this Agreement with respect to any other group of Services then being provided pursuant to this Agreement.

7.2       Termination. Any one or more of the Services may be terminated (a) upon mutual agreement of Empire and PIE or (b) at a Party’s option, upon at least 60 days’ advance notice to the other Party. All accrued and unpaid charges for the Services shall be due and payable upon termination of this Agreement with respect to such Services.

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7.3       Termination Due to Breach. Upon 30 days’ written notice, Provider may terminate this Agreement with respect to any Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Recipient to pay any invoice with respect to such Service within 30 days of the receipt of such invoice or upon any other material breach by Recipient of this Agreement with respect to such Service, unless (a) Recipient is disputing the invoice in good faith and has paid, or does pay within the 30-day notice period, all amounts not in dispute or (b) Recipient shall have paid the invoice or cured such breach within the 30-day notice period. Provider’s rights to terminate this Agreement pursuant to this paragraph are in addition to any other rights Provider may have (to damages or otherwise) pursuant to applicable law with respect to such breach.

7.4       Continuing Obligation. Following any termination of this Agreement with respect to any one or more Service, the following obligations shall continue:

(a)       Transition Period. Each Party shall cooperate in good faith with the other to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to provide each Party and their respective successors and assigns with sufficient information in the form requested by such Party, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement with respect to the terminated Service.

(b)       Third-Party Contracts. Recipient shall continue to be responsible to pay its portion of any third-party contract that Provider acquires to provide Recipient with Services under this Agreement when such contract extends beyond the term of the applicable Service or this Agreement; provided, Recipient obligation to pay shall be proportionately reduced by the amount any such contracted for Services that Provider actually utilizes for its own operations following termination of a Service or the Agreement. For example, if Recipient is utilizing (i) 5,000 sq. ft. of Provider’s office space and (ii) two software licenses that each have a 2 year term and this Agreement is terminated after one year, then Recipient shall continue to pay the costs for such office space and software licenses until expiration of the applicable lease agreement and software license; except that, if Provider uses one of those software licenses and acquires additional employees resulting in Provider using 50% of Recipient’s previously used office space (i.e., 2,500 sq. ft.), then Recipient’s obligation to pay hereunder would be reduced by 50%. Notwithstanding the foregoing Provider shall have sole and absolute discretion regarding which Services (including office space) that it elects to utilize, if any, after termination of this Agreement and nothing in this clause shall be understood to require Provider to utilize any Service or grant any priority to utilizing Recipient’s prior Services after termination of the Agreement. Further, the storage of furniture, boxes, files or equipment in former personnel space shall not constitute utilization of that space under this provision.

8.	NO IMPLIED ASSIGNMENTS OR LICENSES

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

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9.	RELATIONSHIP OF PARTIES

The Parties are independent contractors under this Agreement. Except as expressly set forth herein, neither Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such Party’s prior written consent.

10.	ASSIGNMENT AND DELEGATION

Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

11.	NOTICES

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the Party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by e-mail, on the day the e-mail is transmitted electronically, or if not a business day, the next succeeding business day to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to PIE, to:

PIE Operating, LLC

25025 I-45

The Woodlands, Texas 77380

Attn: Sterling Mulacek

E-mail:

If to Empire, to:

Empire Petroleum Corporation

2200 S. Utica Place, Suite 150

Tulsa, Oklahoma 74114

Attn: Larry Faulkner

E-mail:

12.	ENTIRE AGREEMENT

This Agreement, including the Schedules, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

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13.	PARTIES IN INTEREST

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any third party other than PIE or Empire or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

14.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the rules of conflicts of law of the State of Texas or any other jurisdiction that would require the application of the laws of another jurisdiction.

15.	THIRD—PARTY BENEFICIARIES.

This Agreement is for the sole benefit of PIE and Empire and no third party is intended to be a beneficiary of this Agreement.

16.	Counterparts

This Agreement may be executed and delivered in several counterparts and by electronic means, all of which are identical except, and all of such counterparts together shall constitute one and the same instrument.

17.	AMENDMENT; WAIVER

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PIE and Empire, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.	Nonsolicitation

The Parties agree that, during the term of this Agreement and for a period of two years after termination of the Agreement by either party, neither Party shall, either for itself or for any other person, party, or entity, for any reason, either directly or indirectly, contact, solicit, take away, hire, divert, encourage, influence, or induce any employee, independent contractor or other vendor of the Provider, its subsidiaries or its affiliated companies to terminate or modify such peron’s relationship with Provider, its subsidiaries or its affiliated companies or assist any other party in doing the same.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PIE Operating, LLC		Empire Petroleum Corporation

By:	/s/ Sterling Mulacek	By:	/s/ Michael R. Morrisett
Name:	Sterling Mulacek	Name:	Michael R. Morrisett
Title:	Manager	Title:	CEO & President

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